UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Tribune Company
Pursuant to Rule 13e-4(c) and Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Tribune Company
Commission File No.: 001-08572

THIS FILING CONSISTS OF THE CHAIRMAN’S LETTER ADDRESSED TO THE SHAREHOLDERS OF TRIBUNE COMPANY ACCOMPANYING TRIBUNE’S ANNUAL MEETING PROXY STATEMENT, WHICH WAS MAILED TO SHAREHOLDERS ON OR ABOUT APRIL 6, 2007.

TRIBUNE

April 3, 2007

Dear Fellow Shareholders:

Our annual shareholder letter normally covers important events of the prior year as well as a view of the company’s future. That is again the case, but of paramount importance is the transaction we announced this week.

These are the key elements:

•                    Current Tribune shareholders will receive a premium price of $34 per share in cash for all of their shares in a two-stage merger transaction expected to be completed by Dec. 31, 2007.

•                    Sam Zell will make an investment of $250 million in the company and join our board. He will become chairman and his investment will increase to $315 million when the transaction closes.

•                    Tribune will become a privately held company through a newly formed Employee Stock Ownership Plan, or ESOP.

•                    After the 2007 baseball season, the Chicago Cubs and Tribune’s 25 percent stake in Comcast SportsNet Chicago will be sold. Proceeds will be used to pay down debt.

These actions were approved by the board based on the recommendation of a special committee comprised entirely of independent directors. The committee’s work was rigorous and thorough. A number of third-party proposals and alternatives for restructuring the company were considered, including an outright sale of Tribune; a sale or spin-off of broadcasting operations; and a recapitalization through payment of a one-time dividend. The plan ultimately selected and outlined above was deemed best for maximizing value for all shareholders. Most notably, it offers a premium price for each outstanding share of Tribune common stock.

In the first stage of the merger transaction, a stock tender offer for roughly half of Tribune’s outstanding shares is expected to launch in late April to early May and be completed by early June. Participating shareholders will receive $34 for each share tendered and accepted shortly after the tender offer’s conclusion. Details about the offer, including precise timing and instructions for tendering shares, will be mailed to all shareholders in the coming weeks.

The merger transaction is subject to several conditions, including shareholder and regulatory approval. A shareholder meeting to vote on the transaction will be held in July or August. Tribune’s largest shareholder, the Chandler Trusts, has agreed to vote in favor. FCC and other regulatory approvals are anticipated in the fourth quarter. Once those are received and other conditions to the transaction are satisfied, Tribune and a subsidiary of the ESOP will merge in the second stage of the transaction. All remaining Tribune stock will be converted to cash at $34 per share.

The Chicago Cubs have been an important part of Tribune since we purchased the team in 1981. While the Cubs will be leaving the Tribune family, long-term contracts are in place to ensure that Cubs programming will continue on WGN television and radio.

More details are available at www.tribune.com, including our April 2nd  press releases and answers to common shareholder questions.

Progress in 2006

As we enter an exciting new era at Tribune, we can build upon achievements from the past year. These included the launch of a companywide performance improvement plan, part of which called for non-core asset sales of at least $500 million. We surpassed that goal in February when we announced the sale of The Advocate and Greenwich Time newspapers in Connecticut.

Tribune newspapers made progress in 2006 toward stabilizing circulation and improving readership, and new ad positions on section fronts and backs delivered incremental revenue. Other positive developments in the publishing group were the creation of Tribune Direct, a nationally focused direct marketing company; profitability at RedEye and amNewYork; and moderating newsprint prices.

Rapid growth continues for our interactive businesses. Revenues increased 29 percent in 2006 from 2005, and online audiences grew 15 percent, thanks in part to more video news clips on our sites. We also increased our equity stake in CareerBuilder.com, which is now the recruitment industry leader in U.S. sales, job postings and traffic. Additionally, we raised our investment in Topix.com, a top 25 news site, and acquired ForSaleByOwner.com, a successful real estate business. Other online growth initiatives in 2006 included the national rollout of Metromix.com, our entertainment franchise, and the introduction of OpenHouses.com.

In broadcasting, our television group played a key role in launching The CW in 2006. The new network, as expected, has delivered better revenues for our stations in prime time. In addition, feedback from advertisers is positive for “Family Guy” and “Two and a Half Men”—popular sitcoms debuting on Tribune stations this fall.

Outlook

This is clearly an important time in Tribune Company’s 160-year history. With the strategic review behind us, our focus is on the future.

Throughout the company, new revenue initiatives and efficient operations are top priorities. Although Tribune’s debt level increases under the new ownership structure, it will be manageable due to the company’s strong operating cash flow—more than $1.3 billion in 2006, despite a challenging advertising climate for newspapers. We have ample capacity to invest in our businesses, and we’ll continue to shift resources to support the best opportunities for building revenue. Many of these opportunities will be in interactive, the fastest growing area of the company.

Sam Zell will be a valuable addition to our board; we’ll benefit from his insight and fresh perspective. And through the ESOP, which will be funded solely through company contributions, Tribune employees will have a significant stake in the company’s future as part of their retirement benefits.

Our industry is evolving rapidly, driven by the changing media habits of consumers. We’ll address these changes head-on, applying a high level of customer service, innovation and teamwork to grow local market shares. As we transform our businesses, Tribune’s commitment to journalistic excellence and to the communities we serve will not waiver.

We have great confidence in the resilience of our local media businesses and in the talented people who are this company’s most important asset. The combination of these advantages will translate to long-term success for Tribune and its employees.

Sincerely,

Dennis J. FitzSimons

Chairman, President and Chief Executive Officer

Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

In connection with the proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tribune Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the accompanying proxy statement for Tribune’s 2007 Annual Meeting of Shareholders. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

This letter to shareholders is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune’s common stock. The solicitation of offers to buy Tribune’s common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO and other documents when filed with the SEC through the SEC’s web site at http: /www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the company or by written or oral request directed to the information agent identified in the offer to purchase.

Forward-Looking Statements

This letter to shareholders contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the accompanying annual 10-K report, which contains a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the tender offer or the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this letter beyond the published date, or for changes made to this document by wire services or Internet service providers. Tribune’s next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this letter.

TRIBUNE COMPANY   435 NORTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60611  WWW.TRIBUNE.COM